EXHIBIT 8.1

LIST OF SUBSIDIARIES

CANADA

Carmacks Copper Ltd. (100% ownership)

Lurprop Holdings Inc. (100% ownership)

CRS Copper Resources Corporation (100% ownership)

Moraga Resources Ltd (100% ownership)

MEXICO

Minera Costa de Plata, SA de CV (100% ownership)